SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 15, 2011

ZAP.COM CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-27729	76-0571159
(Commission File Number)	(IRS Employer Identification No.)

450 Park Avenue, 27th Floor, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 906-8555

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 15, 2011, the board of directors of Zap.com Corporation (the “Company”) re-appointed Mr. Richard Hagerup as the Interim Chief Accounting Officer of the Company effective as of June 1, 2011.   Concurrently with such appointment, Harbinger Group Inc., a Delaware corporation and the parent of the Company (“HGI”), and Mr. Hagerup entered into an employment agreement pursuant to which the term of Mr. Hagerup’s employment as the Interim Accounting Officer of HGI was extended to December 1, 2011 or until Mr. Hagerup resigns or is removed from such position.  The Company is not separately compensating Mr. Hagerup for the services he will perform for the Company.

Mr. Hagerup has been the Interim Chief Accounting Officer of the Company and HGI since December 1, 2010.  From January 12, 2010 until December 1, 2010, Mr. Hagerup served as the Company’s contract controller from January 12, 2010. From April 1980 to April 2008, Mr. Hagerup held various accounting and financial reporting positions with Triarc Companies, Inc. (“Triarc”) (renamed Wendy’s/Arby’s Group, Inc. in 2008) and its affiliates, last serving as Controller of Triarc.  During the time of Mr. Hagerup’s employment, Triarc was a holding company listed on the New York Stock Exchange that held controlling financial interests in various other companies including Arby’s Restaurant Group, Inc. (the franchisor of the Arby’s restaurant system). Wendy/Arby’s Group, Inc. is not an affiliate of the Company.

There are no family relationships between Mr. Hagerup and any of the Company’s officers or directors.  There are no transactions to which the Company or any of its subsidiaries is a party to which Mr. Hagerup has a material interest that is subject to disclosure under Item 404(a) of Regulation S-K.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAP.COM CORPORATION
Date: June 15, 2011	By:	/s/ Francis T. McCarron
		Name:	Francis T. McCarron
		Title:	Executive Vice President and Chief Financial Officer

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